For Immediate Release	Contact:
Thomas A. Pitler
Neurogen Corp.
203-315-3046
tpitler@nrgn.com
NEUROGEN ANNOUNCES SUSPENSION OF INSOMNIA STUDY WITH ADIPIPLON

Branford, CT, July 13, 2008— Neurogen Corporation (Nasdaq: NRGN) today announced that, as planned, it commenced a Phase 2/3 clinical trial in chronic insomnia patients with the Company’s insomnia agent, adipiplon and that, based upon reports from initial dosing of a higher than anticipated rate of unwanted next day effects, the Company has suspended dosing in the study.  Neurogen believes that the bilayer tablet formulation of adipiplon being used in the study may not be performing as expected.

The Company plans additional investigation of the bilayer tablet before proceeding further. In prior studies Neurogen has simultaneously administered various doses of both immediate release and controlled release forms of adipiplon. The current study is the first trial in which it has used the two forms laminated together into one bilayer tablet.  In previous testing in over 600 subjects, adipiplon has been well tolerated.

“We are disappointed by this setback,” said Stephen R. Davis, Neurogen’s President and CEO.  “We do not yet know whether there is a path forward with lower doses of the existing formulation or whether further formulation development would be required.  Until we further assess the situation and determine whether there is a path forward we can and should take, we will carefully limit our resource commitments to this program.  We remain focused on our ongoing Phase 2 studies with our dopamine partial agonist, aplindore, in Parkinson’s disease and in restless legs syndrome,” Mr. Davis continued.

About Neurogen’s Insomnia Program
Adipiplon has been tested in Phase 1 and 2 studies in over 600 subjects for the treatment of insomnia, demonstrating statistical significance compared to placebo on primary endpoints for sleep initiation and maintenance in patients with chronic insomnia.  Adipiplon has also demonstrated statistical significance compared to placebo for self-reported quality of sleep in all completed Phase 2 studies to date.  Additionally, in studies completed to date it has been well tolerated at all doses tested.

The leading prescription drugs approved for treatment of both onset and maintenance symptoms of insomnia work by modulating the gamma-aminobutyric acid (GABA) system of neurotransmitters.  GABA is a chemical naturally released in certain parts of the brain to inhibit brain activity.  Adipiplon is a partial agonist which preferentially targets the alpha-3 receptor subtype of the GABA-A neurotransmitter system. Neurogen believes this unique profile may provide a wider therapeutic window than that achieved with other insomnia agents.

Helpful websites for information on insomnia:
National Sleep Foundation http://www.sleepfoundation.org
National Institutes of Health http://www.nih.gov

About Neurogen
Neurogen Corporation is a drug development company focusing on small-molecule drugs to improve the lives of patients suffering from disorders with significant unmet medical need, including insomnia, Parkinson’s disease, restless legs syndrome (RLS), anxiety and pain. Neurogen conducts its drug development independently and, when advantageous, collaborates with world-class pharmaceutical companies to access additional resources and expertise.

Webcast
Neurogen will host a conference call and webcast to discuss these results at 8:30 a.m. ET on July 14, 2008. The webcast will be available in the Investor Relations section of www.neurogen.com and will also be archived there. A replay of the call will be available after 10:30 a.m. ET on July 14, 2008 and accessible through the close of business, July 21, 2008. To replay the conference call, dial 888-286-8010, or for international callers 617-801-6888, and use the pass code 10975330.

Safe Harbor Statement
The information in this press release contains certain forward-looking statements, made pursuant to applicable securities laws that involve risks and uncertainties as detailed from time to time in Neurogen's SEC filings, including its most recent 10-K. Such forward-looking statements relate to events or developments that we expect or anticipate will occur in the future and include, but are not limited to, statements that are not historical facts relating to the timing and occurrence of anticipated clinical trials, and potential collaborations or extensions of existing collaborations. Actual results may differ materially from such forward-looking statements as a result of various factors, including, but not limited to, risks associated with the inherent uncertainty of drug research and development, difficulties or delays in development, testing, regulatory approval, production and marketing of any of the Company's drug candidates, adverse side effects or inadequate therapeutic efficacy or pharmacokinetic properties of the Company's drug candidates or other properties of drug candidates which could make them unattractive for commercialization, advancement of competitive products, dependence on corporate partners, the Company’s ability to retain key employees, sufficiency of cash to fund the Company's planned operations and patent, product liability and third party reimbursement risks associated with the pharmaceutical industry.  For such statements, Neurogen claims the protection of applicable laws.  Future results may also differ from previously reported results. For example, positive results or safety and tolerability in one clinical study provides no assurance that this will be true in future studies.  Neurogen disclaims any intent and does not assume any obligation to update these forward-looking statements, other than as may be required under applicable law.

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